Exhibit 2.6

AMENDMENT TO ASSET PURCHASE AGREEMENT

This Amendment to Asset Purchase Agreement (this “Amendment”) dated as of September 7, 2010, by and among Clean Energy, a California corporation (“Clean Energy”), 0884808 B.C. Ltd., a British Columbia corporation and a wholly-owned subsidiary of Clean Energy (“Canadian AcqCo”) and Clean Energy Compression Corp, a British Columbia corporation formerly known as 0884810 B.C. Ltd and a wholly-owned subsidiary of Canadian AcqCo (“Canadian OpCo” and collectively with Clean Energy and Canadian AcqCo, “Purchasers”), on the one hand, and I.M.W. Industries Ltd., a British Columbia Corporation (“Company”), B&M Miller Equity Holdings Inc., a successor by amalgamation to 652322 B.C. Ltd., a British Columbia corporation (“B&M”), Bradley N. Miller, Marion G. Miller and Miller Family Trust (each of Miller Family Trust, Bradley N. Miller and Marion G. Miller, a “Seller” and together, “Sellers”), on the other hand, is entered into with reference to the following facts:

WHEREAS, Purchasers, Company, Holdco, Bradley N. Miller and Miller Family Trust are parties to that certain Asset Purchase Agreement dated as of July 1, 2010 (the “Agreement”);

WHEREAS, pursuant to Section 11.6 of the Agreement the parties desire to enter into this Amendment in order to amend the Agreement as set forth herein.

NOW, THEREFORE, the parties agree as follows.

1.             Amendment to Parties to the Agreement.  The Agreement is hereby amended to add “Marion G. Miller as a “Seller” and one of the “Sellers” for any and all purposes under the Agreement.  In addition, all references to 652322 B.C. Ltd. in the Agreement are hereby amended, from and after August 23, 2010, to be references to B&M (and B&M shall be deemed to be “Holdco” for all purposes under the Agreement).

2.             Amendment of Section 1.3(a) of the Agreement.  Section 1.3(a) of the Agreement is hereby amended by adding “(other than the IMW China Shares and the IMW Bangladesh Shares)” immediately after the phrase “Purchased Shares” in such section.

3.             Amendment of Section 1.7 of the Agreement.  Section 1.7 of the Agreement is hereby amended by adding the following new Section 1.7(d):

“(d)         Without limiting the foregoing provisions of this Section 1.7, Purchasers, Company, Holdco and Sellers agree that in the event that, following the Closing, the assignment by Company to Purchasers of the Contract listed on Schedule 1.7(d) and/or the Patent listed on Schedule 1.7(d) is challenged by the other party to such Contract in a manner that affects adversely the rights of Purchasers in such Patent, then Company will at its expense (and Holdco and Sellers will cause Company to) use commercially reasonable efforts to effect an alternate arrangement, in the form of a license or other arrangement, in any case satisfactory to Purchasers, which results in Purchasers receiving all the benefits and bearing all the ordinary course costs, liabilities and other obligations with respect to such Patent.”

4.             Amendment of Section 1.9(a)(i) of the Agreement.  Section 1.9(a)(i) of the Agreement is hereby amended by replacing “Fifteen Million Dollars ($15,000,000)” with “Fourteen Million Seven Hundred Twelve Thousand Dollars ($14,712,000)”.

5.             Amendment of Section 1.9(c)(ii) of the Agreement.  Section 1.9(c)(ii) of the Agreement is hereby amended by adding “(other than the IMW China Shares and the IMW Bangladesh Shares)” immediately after the phrase “Purchased Shares” in the first line of such section.

6.             Amendment of Section 1.9 of the Agreement.  Section 1.9 of the Agreement is hereby amended by adding the following new Section 1.9(i):

“(i)          Purchasers, Company, Holdco and Sellers agree that (i) the transfer of the IMW China Shares to Purchasers will be governed by the terms of the Equity Transfer Agreement dated July 23, 2010 between Canadian OpCo and Company, and (ii) the transfer of the IMW Bangladesh Shares to Purchasers will occur as soon as possible under applicable Law following the Closing.”

7.             Amendment of Section 2.1(f) of the Agreement.  Section 2.1(f) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(f)          Employment Agreements.  An Employment Agreement duly executed by Bradley N. Miller (the “Employment Agreements”).

8.             Amendment of Section 2.5(b) of the Agreement.  Section 2.5(b) of the Agreement is hereby amended by adding “(other than the IMW China Shares and the IMW Bangladesh Shares)” immediately after the phrase “Purchased Shares” in such section.

9.             Amendment of Section 7.1(e) of the Agreement.  Section 7.1(e) of the Agreement is hereby amended and restated in its entirety to read as follows:

“(e)         Employment.  No less than 80% of the Key Employees shall have accepted employment with Purchasers.”

10.           Amendment of Section 10.3 of the Agreement.  Section 10.3 of the Agreement is hereby amended and restated in its entirety to read as follows:

“10.3       Tax Elections.  On or before the completion of the procedures set forth in Section 10.5, Sellers and Company shall provide Purchasers with an executed Section 85 Election, Section 22 Election, Section 20(24) Election, Section 56.4(3) Election and Section 167 Election.”

11.           Amendment of Exhibit A of the Agreement.  Exhibit A of the Agreement is hereby amended to include the following additional defined terms:

“IMW Bangladesh Shares” shall mean all outstanding capital shares and any other outstanding equity or ownership interests of IMW Bangladesh, together with any rights and options to acquire additional capital shares or other equity or ownership interests of IMW Bangladesh.”

“IMW China Shares” shall mean all outstanding capital shares and any other outstanding equity or ownership interests of IMW China, together with any rights and options to acquire additional capital shares or other equity or ownership interests of IMW China.”

12.           Counterparts.  This Amendment may be executed in counterparts with the same force and effect as if each of the signatories had executed the same instrument.

13.           Definitions.  Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Agreement.

14.           Other.  Except as provided herein, the Agreement shall continue in full force and effect in accordance with its terms.

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IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by their respective officers thereunto duly authorized all as of the date first written above.

“Purchasers”
Clean Energy
By:	/s/ Andrew J. Littlefair
Name:	Andrew J. Littlefair
Title:	President and CEO

0884808 B.C. Ltd.
By:	/s/ Andrew J. Littlefair
Name:	Andrew J. Littlefair
Title:	President and CEO

Clean Energy Compression Corp.
By:	/s/ Andrew J. Littlefair
Name:	Andrew J. Littlefair
Title:	President and CEO

“Company”
I.M.W. Industries Ltd.
By:	/s/ Bradley N. Miller
Name:	Bradley N. Miller
Title:	President

“B&M”
B&M Miller Equity Holdings Inc.
By:	/s/ Bradley N. Miller
Name:	Bradley N. Miller
Title:	President

“Sellers”
Bradley N. Miller
By:	/s/ Bradley N. Miller

Marion G. Miller
By:	/s/ Marion G. Miller

Miller Family Trust
By:	/s/ Bradley N. Miller
Name:	Bradley N. Miller
Title:	Trustee